EXHIBIT 99.8

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form F-4 (Registration No. 333-169867) (as it may be amended from time to time, the “Registration Statement”) of Brookfield Residential Properties Inc. for the registration under the Securities Act of 1933, as amended, of 50,387,805 common shares and 76,945 8% convertible preferred shares of Brookfield Residential Properties Inc.

The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related proxy statement/prospectus as having consented to serve as a director of Brookfield Residential Properties Inc. effective immediately after the completion of the transactions contemplated by the Registration Statement and such proxy statement/prospectus and (b) the inclusion of certain biographical information regarding the undersigned in the Registration Statement and related proxy statement/prospectus.

November 18, 2010	/s/ Michael Young
Michael Young